Exhibit 99.1

Contact:

Shelley Boxer, V.P. Finance

MSC Industrial Direct Co., Inc.

(516) 812-1216

Investor Relations: Eric Boyriven/Bob Joyce
Press: Scot Hoffman

Financial Dynamics

(212) 850-5600

FOR IMMEDIATE RELEASE

MSC INDUSTRIAL DIRECT CO., INC. REPORTS

FOURTH QUARTER AND FISCAL YEAR 2006 RESULTS

- Q4 earnings per share grow to $0.50 after non-recurring after-tax charges of $0.06 relating to the

J & L acquisition -

Melville, NY, October 19, 2006 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC or the Company” one of the premier distributors of MRO supplies to industrial customers throughout the United States, today reported financial results for its fourth quarter and fiscal year 2006 ended August 26, 2006.

Net sales for the fourth quarter of fiscal 2006 were $385.9 million, an increase of 39.4% from $276.8 million in the fiscal 2005 fourth quarter. J & L Industrial Supply, (“J & L”), contributed $67.9 million in sales in the fourth quarter. Net income for the fourth quarter rose 21.0% to $34.1 million versus $28.2 million in the year-ago period.  Fiscal 2006 fourth quarter diluted earnings per share increased 19.0% to $0.50, compared with diluted earnings per share of $0.42 in the fourth quarter of fiscal 2005.

Included in the Company’s results for the fourth quarter of fiscal 2006 are charges totaling $6.8 million, or $0.06 per diluted share on an after-tax basis, related to the Company’s acquisition of J & L on June 1, 2006.  This includes an increase in cost of goods sold of $3.6 million related to a valuation adjustment of the acquired J & L inventory, as well as a non-recurring increase in operating expenses of $3.2 million relating to acquisition integration costs, including the departure of J & L executives as previously announced.  Also included in the Company’s fiscal 2006 fourth quarter results is an after-tax charge of $0.02 per diluted share related to the expensing of stock options as required by SFAS 123R.  These charges were not present in the Company’s fiscal 2005 fourth quarter results.

For the fiscal 2006 full-year period, net sales were $1.32 billion, a 19.8% increase over net sales of $1.1 billion in fiscal 2005.  Net income in fiscal 2006 was $136.4 million, an increase of 21.5% from $112.3 million in fiscal 2005.  Full-year diluted earnings per share for fiscal 2006 was $2.00, compared with $1.61 for the fiscal 2005 full-year period, an increase of 24.2%.

Included in the Company’s results for the fiscal 2006 full-year period are non-recurring, after tax charges of $0.06 per diluted share in relation to the J & L acquisition as discussed above, as well as charges totaling $0.09 per diluted share related to the expensing of stock options as required by SFAS 123R, and $0.01 per diluted share for costs related to the departure of an executive.  None of these charges were present in the Company’s results for the year-ago period.

“This was an excellent year for MSC that concluded with another strong quarter for our Company,” stated David Sandler, President and Chief Executive Officer.  “Our strong execution resulted in better than anticipated operating margins during the fourth quarter, excluding non-recurring acquisition-related charges.  We continued to see solid demand across all of our markets, while our successful efforts to expand our presence on the West Coast resulted in strong growth in that region.  The integration of J & L continued on plan and on budget during the quarter. Based on our solid progress to date, we expect to achieve the forecasted $20 million in margin improvements and operating synergies that we had originally anticipated.”

“In the fourth quarter we continued our strong financial performance,” said Chuck Boehlke, Executive Vice President and Chief Financial Officer.  “Net sales growth of 39% reflected solid increases within both the J & L and core MSC businesses.  We were able to leverage this strong top line performance into excellent profitability growth, particularly when you exclude non-recurring integration costs.  During fiscal 2006 we generated $110.7 million in free cash flow (see Note 1), which we used to invest in our growth initiatives, purchase over 800,000 shares of the Company’s stock and pay down debt.  Overall, we remain in an excellent position financially to fund our growth initiatives.”

Mr. Sandler concluded, “We remain very well positioned to gain market share and grow as we continue to execute on our operating strategy. The recently reported ISM index is lower than in previous months and may be indicative of a deceleration of growth in the overall economy. During the first seven weeks of fiscal 2007, we experienced slightly slower sales growth than we had seen in the fourth quarter of fiscal 2006.  Accordingly, based on current market conditions, we expect consolidated net sales for the first quarter of fiscal 2007 to be between $398 million and $404 million and diluted earnings per share to be between $0.56 and $0.58, after a charge of approximately $0.01 per diluted share in non-recurring integration costs related to the J & L acquisition.”

The management of MSC will host a conference call today at 11:00 a.m. Eastern Time to review the fourth quarter and fiscal year 2006 results, and to comment on current operations.  The call may be accessed via the Internet at: http://www.mscdirect.com.

Note 1 — Free cash flow is defined as net cash provided by operating activities less expenditures for property, plant and equipment.  Net cash flow provided by operating activities during fiscal 2006 was $133.5 million.  Expenditures for property, plant and equipment in fiscal 2006 were $22.8 million.  Management considers free cash flow to be an important indicator of the Company’s financial strength and the ability to generate liquidity because it reflects cash generated from operations that can be used for strategic initiatives, dividends, and repurchases of the Company’s stock.

MSC Industrial Direct (NYSE: MSM) is one of the premier distributors of MRO supplies to industrial customers throughout the United States.  MSC distributes more than 500,000 industrial products from approximately 2,100 suppliers to approximately 346,000 customers.  In-stock availability is approximately 99% and standard ground delivery is next day to 80% of the industrial United States.  MSC reaches its customers through a combination of more than 29 million direct-mail catalogs, approximately 95 branch sales offices, approximately 700 sales people, the Internet and associations with some of the world’s most prominent B2B e-commerce portals.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.  Statements in this Press Release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future shall be deemed to be forward-looking statements.

Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material.  Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, the Company’s ability to timely and efficiently integrate the J & L business and realize the anticipated synergies from the transaction, changing customer and product mixes, changing market conditions, industry consolidations, competition, general economic conditions in the markets in which the Company operates, recent changes in accounting for equity related compensation, rising commodity and energy prices, risk of cancellation or rescheduling of orders, work stoppages or other business interruptions (including due to extreme weather conditions) at transportation centers or shipping ports, the risk of war, terrorism and similar hostilities, dependence on the Company’s information systems and on key personnel, and various other risk factors listed from time to time in the Company’s SEC reports.

(Tables Follow)

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Balance Sheets
(In thousands)

	August 26, 2006	August 27, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$7,718	$41,020
Available-for-sale securities	—	4,254
Accounts receivable, net of allowance for doubtful accounts	185,734	126,501
Inventories	298,391	231,199
Prepaid expenses and other current assets	21,341	18,856
Deferred income taxes	14,289	10,166
Total current assets	527,473	431,996

Available-for-sale securities	—	40,224
Property, plant and equipment, net	122,100	102,219
Goodwill	271,652	63,202
Identifiable intangible assets	76,292	—
Other assets	16,781	13,957
Total Assets	$1,014,298	$651,598

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$56,877	$36,571
Accrued liabilities	88,007	56,080
Current portion of long-term notes payable	7,843	151
Total current liabilities	152,727	92,802
Long-term notes payable	192,986	830
Deferred income tax liabilities	29,312	27,550
Total liabilities	375,025	121,182
Shareholders’ Equity:
Preferred Stock	—	—
Class A common stock	57	54
Class B common stock	19	21
Additional paid-in capital	379,630	351,649
Retained earnings	477,305	376,251
Accumulated other comprehensive loss	—	(82)
Cumulative translation adjustment	27	—
Class A treasury stock, at cost	(217,765)	(191,943)
Deferred stock compensation	—	(5,534)
Total shareholders’ equity	639,273	530,416
Total Liabilities and Shareholders’ Equity	$1,014,298	$651,598

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Statements of Income
 (In thousands, except per share data)

	Thirteen Weeks Ended		Fiscal Years Ended
	August 26, 2006	August 27, 2005	August 26, 2006	August 27, 2005
Net sales	$385,869	$276,757	$1,317,519	$1,099,915
Cost of goods sold	212,714	149,350	704,059	595,840
Gross profit	173,155	127,407	613,460	504,075
Operating expenses	116,923	84,501	392,594	326,415
Income from operations	56,232	42,906	220,866	177,660
Other Income (Expense):
Interest expense	(2,905)	(8)	(2,926)	(35)
Interest income	374	952	3,559	4,008
Other income, net	64	45	271	121
Total (expense) other income	(2,467)	989	904	4,094
Income before provision for income taxes	53,765	43,895	221,770	181,754
Provision for income taxes	19,658	15,719	85,381	69,484
Net income	$34,107	$28,176	$136,389	$112,270
Per Share Information:
Net income per common share:
Basic	$0.51	$0.43	$2.04	$1.65
Diluted	$0.50	$0.42	$2.00	$1.61
Weighted average shares used in computing net income per common share
Basic	67,075	66,027	66,827	67,934
Diluted	68,425	67,755	68,319	69,889
Cash dividends declared per common share	$0.14	$1.62	$0.54	$1.94

MSC INDUSTRIAL DIRECT CO., INC.
Consolidated Statements of Cash Flows
 (In thousands)

	For The Fiscal Years Ended
	August 26, 2006	August 27, 2005
Cash Flows from Operating Activities:

Net income	$136,389	$112,270
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,233	12,258
Loss on disposal of property, plant and equipment	—	219
Gain on sale of securities	(769)	—
Stock-based compensation	9,548	804
Provision for doubtful accounts	2,506	2,711
Deferred income taxes	(2,361)	2,213
Stock option income tax benefit	—	10,043
Amortization of bond premium	170	471
Reclassification of excess tax benefits from stock-based compensation	(8,016)	—

Changes in operating assets and liabilities:
Accounts receivable	(24,626)	(15,135)
Inventories	(19,172)	(5,772)
Prepaid expenses and other current assets	119	(2,488)
Other assets	78	(242)
Accounts payable and accrued liabilities	24,409	7,780

Total adjustments	(2,881)	12,862
Net cash provided by operating activities	133,508	125,132

Cash Flows from Investing Activities:
Proceeds from sales of investments in available-for-sale securities	177,290	205,573
Cash used in business acquisition	(356,095)	—
Purchases of investments in available-for-sale securities	(132,131)	(106,795)
Expenditures for property, plant and equipment	(22,837)	(11,412)

Net cash (used in) provided by investing activities	(333,773)	87,366

Cash Flows from Financing Activities:
Borrowings under credit facility	205,000	—
Credit facility financing costs	(776)	—
Payment of cash dividends	(36,336)	(129,765)
Purchases of treasury stock	(20,839)	(104,759)
Reclassification of excess tax benefits from stock-based compensation	8,016	—
Proceeds from sale of Class A common stock in connection with associate stock purchase plan	2,352	1,801
Proceeds from exercise of Class A common stock options	14,698	21,886
Repayments of notes payable under the credit facility and other notes	(5,152)	(158)

Net cash provided by (used in) in financing activities	166,963	(210,995)
Net (decrease) increase in cash and cash equivalents	(33,302)	1,503
Cash and cash equivalents — beginning of period	41,020	39,517
Cash and cash equivalents — end of period	$7,718	$41,020
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$2,071	$49
Cash paid for income taxes	$78,328	$52,855

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